[CONFIDENTIAL]
                     [FOR DISCUSSION PURPOSES ONLY]



                        SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Sectio 14(a) of the Securities Exchange Act of 1934 (Amendment No.__)



Filed by Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted) by Rule
      14a-6(e) (2))
[x]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12




                      COMMERCIAL BANKSHARES, INC.
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)




  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
     $0
(5)  Total fee paid:

[  ]  Fee paid previously with preliminary materials.
[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of it filing.

(1)  Amount previously paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:





                      COMMERCIAL BANKSHARES, INC.
                         1550 S.W. 57th Avenue
                         Miami, Florida 33144

_________________________________________________________________

              Notice of Annual Meeting of Shareholders
                    to Be Held on April 20, 2000
_________________________________________________________________





Dear Shareholders:

     The Annual Meeting of Shareholders of Commercial Bankshares, Inc. (the "Company"), will be held in Miami, Florida, at the executive offices of the Company located at 1550 S.W. 57th Avenue, at 10:00 a.m., local time, on Thursday, April 20, 2000, for the following purposes:


* To elect directors.

* To transact such other business as may properly come before the Annual
  Meeting.


     Only Shareholders of record at the close of business on March 10, 2000 are entitled to notice of and to vote at the Annual Meeting and all adjournments thereof.


     All Shareholders are cordially invited to attend the meeting in person. Those Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card. Any Shareholder attending the Annual Meeting may vote in person even though he or she has previously returned a proxy.


     Please complete, date, sign, and return the enclosed proxy card promptly so that your shares can be voted, regardless of whether you expect to attend the meeting.


     A copy of the Company's 1999 Annual Report to shareholders is also enclosed.


By order of the Board of Directors,




JACK J. PARTAGAS
President and Chief Operating Officer
March 16, 2000









                             TABLE OF CONTENTS






SUMMARY
 General.........................................................   1
 Record Date and Outstanding Shares..............................   1
 Voting and Solicitation.........................................   1


PROPOSAL I ELECTION OF DIRECTORS.................................   2
 Nominees........................................................   3
 The Board of Directors and Committees...........................   3
 Executive Officers of the Company...............................   3
 Certain Relationships and Related Transactions..................   3
 Section 16(a) Beneficial Ownership Reporting Compliance.........   4
 Security Ownership of Certain Beneficial Owners and Management..   4
 Executive Compensation..........................................   6
 Employment Agreements...........................................   8
 Director Compensation...........................................   9
 Board Compensation Committee Report on Executive Compensation...   9


OTHER BUSINESS...................................................  12


SHAREHOLDER PROPOSALS............................................  12


NOTICE OF APPOINTMENT OF INDEPENDENT AUDITORS....................  12










                       COMMERCIAL BANKSHARES, INC.
                      Annual Meeting of Shareholders
                       to be held on April 20, 2000

       _________________________________________________________________

                             PROXY STATEMENT
       _________________________________________________________________



General

     	The Board of Directors of Commercial Bankshares, Inc. (the "Company") is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, April 20, 2000, and all adjournments thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on or about March 16, 2000.

    	The shares represented by all properly executed proxies received by the Company will be voted as specified by the shareholders. If no specifications are given (including broker non-votes), the shares represented by the proxy will be voted for the election of the listed nominees as directors. A Shareholder who has given a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company a written notice of revocation, by submitting a proxy bearing a later date, or by attending the meeting and voting in person.


Record Date and Outstanding Shares

    	On March 10, 2000, there were 3,730,702 shares of the Company's Common Stock, $.08 par value, outstanding. Each share of Common Stock of record on the books of the Company at the close of business on March 10, 2000, entitles its owner to one vote, either in person or by proxy, upon each matter to come before the meeting.


Voting and Solicitation

    	A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed by the Board of Directors.
The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast if a quorum is present at the meeting, and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the Articles of Incorporation require a greater vote). Therefore, under the Act, abstentions have no legal effect unless the matter is one for which the Act or the Articles of Incorporation require a greater vote.

    	The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers, and regular employees of the Company or its subsidiaries may solicit proxies personally or by telephone. The Company will reimburse custodians, nominees, or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

    	Regardless of the number of shares you own, it is important that they be represented at the Annual Meeting. You are respectfully requested to sign, date, and return the accompanying proxy at your earliest convenience.





                                PROPOSAL I
                          ELECTION OF DIRECTORS


    	Unless you specify otherwise on the accompanying proxy, it will be voted for the election of the listed nominees to serve as directors until the next Annual Meeting of Shareholders or until their successors are elected and qualified. If a quorum is present at the Meeting, the plurality of the votes cast by the shares entitled to vote in the election of Directors at the Meeting is required to elect each nominee.


Nominees

   Joseph W. Armaly, age 63, is Chairman of the Board of Directors and Chief Executive Officer of the Company and of Commercial Bank of Florida ("Bank"), the Company's wholly owned subsidiary. Mr.Armaly served as President of Merchants Bank of Miami ("Merchants") from 1965 through 1988 and also served as Chairman of Merchants' Board of Directors from 1980 through 1988. Mr. Armaly was also President and Chairman of the Board of Florida Commercial Banks, Inc. ("Florida Commercial") from 1980 through 1988. Mr.Armaly has been Chairman of the Board of the Company and the Bank since its formation in 1988.

   Jack J. Partagas, age 62, is a Director and the President, Chief Operating Officer, and Secretary of the Company and the Bank. Prior to joining the Company and the Bank in 1988, Mr.Partagas was Vice President of Florida Commercial between 1971 and 1988. Mr.Partagas has been a Director of the Company and the Bank since 1988, Executive Vice President of the Company and the Bank from 1988 through 1992, and President of the Company and the Bank since 1992.

   Cromwell A. Anderson, age 74, is a Director of the Company and the Bank. Mr.Anderson has been in the private practice of law since 1954. During 1999, Mr.Anderson retired from the law firm of Fowler, White, Burnett, Hurley, Banick & Strickroot, P.A. Mr.Anderson has been a Director of the Company and the Bank since 1988.

   Robert Namoff, age 47, is a Director of the Company and the Bank. Mr.Namoff is the chief executive officer of Allied Universal Corporation, a chemical manufacturing company. Mr.Namoff has been a Director of the Company and the Bank since 1990.

   Julius J. Shepard, age 87, is a Director of the Company and the Bank. Mr. Shepard is a private real estate investor and was a director of Florida Commercial and one of its subsidiary banks prior to 1988. Mr.Shepard has been a Director of the Company and the Bank since 1988.

   Sherman Simon, age 81, is a Director of the Company and the Bank. Mr.Simon has been a private real estate investor for over 29 years. Mr.Simon has been a Director of the Company and the Bank since 1988.

   Michael W. Sontag, age 54, is a Director of the Company and the Bank. Mr. Sontag is an Architectural Engineer and a licensed general contractor. Mr. Sontag is a founding shareholder and was elected as a Director of the Company and the Bank in 1997.

   Martin Yelen, age 72, is a Director of the Company and the Bank and was formerly a director of Florida Commercial. Mr.Yelen is a retired attorney who engaged in private practice for 45 years with the firm of Yelen & Yelen, P.A. Mr.Yelen currently serves on the Miami-Dade and Monroe County chapters of the National Safety Council and was a councilman and Mayor of the City of West Miami. Mr.Yelen has been a Director of the Company and the Bank since 1988.

   Richard J. Bischoff, age 55, is a Director of the Company and the Bank. Mr. Bischoff is a praticing attorney and the sole shareholder of the firm of Bischoff & Associates, P.A. Prior to 1999, Mr. Bischoff was a shareholder in the Miami office of the law firm Gunster, Yoakley, Valdes-Fauli & Stewart
   P.A.   Mr. Bischoff has been a director of the Company and the Bank since
   September, 1998.

   The Board of Directors recommends a vote "FOR" the election of all nominees.





The Board of Directors and Committees

    	The Board of Directors of the Company consists of the same persons as the Board of Directors of the Bank. The Company conducts its operations through the Bank which is its wholly owned subsidiary. Both the Company and the Bank held twelve meetings of the Board of Directors during 1999. Each director, attended at least 75% of the board meetings that were held while he was serving as a director during the year, as well as attending at least 75% of the committee meetings of those committees of which the respective director was a member. During 1999, the Company's Board of Directors had a standing Compensation Committee, and the Bank's Board of Directors had a standing Audit Committee.

     (a) Audit Committee. The Bank's Audit Committee consists of Messrs. Namoff, Simon and Yelen. These persons were all independent, non-employee directors of the Bank and the Company and constitute three of the seven non-employee directors of the Board. The Audit Committee held four meetings during 1999. The Audit Committee has functional supervision over the internal audit staff, reviews the system of internal controls and the adequacy of the internal audit system, and receives reports on activities of the internal auditing department. It recommends the independent public accountants to the Bank's and the Company's Boards of Directors and reviews the scope of the audits and the actual audits performed by both the independent public accountants and the internal auditors. It is responsible for ensuring that the audit findings are adequately addressed.

     (b) Compensation Committee. The Company's Compensation Committee consists of Messrs. Anderson, Shepard, Simon and Yelen. These persons are all independent, non-employee directors of the Company and constitute four of the seven non-employee directors of the Board. The Compensation Committee held two meetings during 1999. The Compensation Committee was delegated the duties of establishing and administering an executive compensation program. Its activities include reviewing and approving the design of the program, setting performance goals, assessing executive performance, and making grants of salary, bonuses, and incentive compensation. The Compensation Committee also administers the 1994 Performance Stock Option Plan.

     (c) Nominating Committee. The Company has no formal nominating committee but rather the entire Board of Directors acts as the nominating committee.


Executive Officers of the Company

     The executive officers of the Company are elected to their offices for one-year terms at the meeting of the Board of Directors in April of each year. The terms of any executive officers elected after such date expire at the same time as the terms of the executive officers elected at such date.

   Joseph W. Armaly, age 63, is Chairman of the Board of Directors and Chief Executive Officer of the Company and the Bank. Mr.Armaly served as President of Merchants from 1965 through 1988 and also served as Chairman of Merchants' Board of Directors from 1980 through 1988. Mr.Armaly was also President and Chairman of the Board of Florida Commercial from 1980 through 1988. Mr. Armaly has been Chairman of the Board of the Company and the Bank since its formation in 1988.

   Jack J. Partagas, age 62, is a Director and the President, Chief Operating Officer, and Secretary of the Company and the Bank. Prior to joining the Company and the Bank in 1988, Mr.Partagas was Vice President of Florida Commercial between 1971 and 1988. Mr.Partagas has been a Director of the Company and the Bank since 1988, Executive Vice President of the Company and the Bank from 1988 through 1992, and President of the Company and the Bank since 1992.

   Barbara E. Reed, age 36, was elected Senior Vice President and Chief Financial Officer of the Company and the Bank in June of 1995. Ms. Reed previously served the Bank as Vice President and Controller and as Auditor. Prior to 1991, Ms. Reed was employed by Coopers & Lybrand LLP.


Certain Relationships and Related Transactions

     The Bank has had and expects to have in the future various loan and other banking transactions in the ordinary course of business with directors, executive officers, and principal shareholders of the Bank and the Company (or associates of such persons). In the opinion of management, all such transactions: (i) have been and will be made in the ordinary course of business;
(ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons; and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features. The total amount of extensions of credit to directors, executive officers, those stockholders named in the table in "Security Ownership of Certain Beneficial Owners and Management" (set forth below), and any of their associates was $8.5 million as of February 29, 2000, which represented approximately 22% of total shareholders equity.

     The firm of Fowler, White, Burnett, Hurley, Banick & Strickroot, P.A., occasionally provides legal services to the Company and the Bank. Cromwell A. Anderson, a director of the Company and the Bank, was a partner in that firm during 1999. The fees paid in 1999 and 1998 were not material to the Company or the law firm.

     The firm of Bischoff and Associates, P.A. acts as corporate counsel to the Company and the Bank. Richard J. Bischoff, a director of the Company and the Bank, is the sole shareholder in that firm. The fees paid in 1999 and 1998 were not material to the Company but might be considered material to that the law firm organized in September, 1999.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a-1(f)), directors, and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely upon a review of the copies of forms furnished to the Company, the Company believes that during the 1999 fiscal year, all filing requirements applicable to its officers and directors and 10% shareholders were met.


Security Ownership of Certain Beneficial Owners and Management


    	The following table sets forth certain information as of March 1, 2000, regarding the beneficial ownership of the Company's outstanding Common Stock by one person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.


                                              	Current Beneficial Ownership
                                               ----------------------------
                                               	Number of       Percent of
Name and Address of Beneficial Owner            Shares (1)        Class*
------------------------------------           -----------      -----------
John Hancock Advisors, Inc. (2)	                 272,575           6.68%
101 Huntington Avenue, Boston, MA 02199




     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of March 1, 2000, by (i) each director and executive officer of the Company, and (ii) the directors and the executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.


                                              	Current Beneficial Ownership
                                               ----------------------------
                                                Number of       Percent of
Name and Address of Beneficial Owner             Shares  (1)(11)  Class*
------------------------------------            --------- ----- ----------

Cromwell A. Anderson                              89,865 (4)(10)   2.20%
   1029 Hardee Road
   Coral Gables, Florida 33146
Joseph W. Armaly                                 175,392 (3)(10)   4.30%
   7141 S.W. 136th Street
   Miami, Florida 33156
Richard J. Bischoff                               15,229 (5)         **
   6500 Riviera Drive
   Coral Gables, Florida
Robert Namoff                                     77,740 (4)       1.90%
   13611 S.W. 105th Avenue
   Miami, Florida 33176
Jack J. Partagas                                  43,696 (6)       1.07%
   7540 S.W. 158th Terrace
   Miami, Florida 33157
Barbara E. Reed	                                  20,695 (8)         **
   13355 S.W. 74th Avenue
   Miami, Florida 33156
Julius J. Shepard                                157,844 (7)       3.87%
   2321 Fisher Island
   Miami, Florida 33109
Sherman Simon                                    135,751 (4)       3.33%
   9999 Collins Avenue, #20K
   Bal Harbour, Florida 33154
Michael W. Sontag                                 25,622 (9)         **
   14535 S.W. 63rd Court
   Miami, Florida 33158
Martin Yelen                                      55,895 (4)       1.37%
   1925 Brickell Avenue, #1001
   Miami, Florida 33129

All directors and the executive officers
as a group (10 persons) (10)                     797,729          19.54%

_______________________

* Both the number of shares beneficially owned and, for purposes of calculating the percentage of class, the total number of shares of the class, include shares of common stock underlying 351,886 outstanding and exercisable options under the Company's 1994 Performance Stock OptionPlan and the Company's 1994 Outside Director Stock Option Plan.

** Less than 1%.

(1) In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.

(2) Through their parent-subsidiary relationship to John Hancock Advisors, Inc., John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, and The Berkeley Financial Group have indirect beneficial ownership of these same shares.

(3) Includes Options granted June 1, 1994 to purchase 5,740 shares of Common Stock at $8.70 per share, Options granted August 16, 1995 to purchase 7,293 shares of Common Stock at $12.03 per share, Options granted June 1, 1996 to purchase 8,813 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 6,657 shares of Common Stock at $14.47 per share, Options granted June 1, 1998 to purchase 4,410 shares of Common Stock at $22.45 per share, and Options granted June 1, 1999 to purchase 4,825 shares of Common Stock at $20.71 per share.

(4) Includes Options granted June 1, 1994 to purchase 4,863 shares of Common Stock at $8.70 per share, Options granted June 1, 1995 to purchase 4,863 shares of Common Stock at $11.72 per share, Options granted June 1, 1996 to purchase 4,863 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 4,631 shares of Common Stock at $14.47 per share, Options granted June 1, 1998, to purchase 4,410 shares of Common Stock at $22.45 per share and Options granted June 1, 1999 to purchase 5,250 shares of common stock at $20.71 per share.

(5) Includes Options granted June 1, 1999 to purchase 5,250 shares of Common Stock at $20.71 per share.

(6) Includes Options granted June 1,1994 to purchase 10,940 shares of Common Stock at $8.70 per share, Options granted August 16, 1995 to purchase 7,293 shares of Common Stock at $12.03 per share, Options granted June 1, 1996 to purchase 8,813 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 6,657 shares of Common Stock at $14.47 per share, Options granted June 1, 1998 to purchase 4,410 shares of Common Stock at $22.45 per share and Options granted June 1, 1999 to purchase 4,825 shares of Common Stock at $20.71 per share.

(7) Includes Options granted June 1, 1994 to purchase 2,431 shares of Common Stock at $8.70 per share, Options granted June 1, 1995 to purchase 2,431 shares of Common Stock at $11.72 per share, Options granted June 1, 1996 to purchase 2,431 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 2,315 shares of Common Stock at $14.47 per share, and Options granted June 1, 1998 to purchase 2,200 shares of Common Stock at $22.45 per share and Options granted June 1, 1999 to purchase 4,825 shares of Common Stock at $20.71 per share.

(8) Includes Options granted August 16, 1995, to purchase 6,078 shares of Common Stock at $12.03 per share, Options granted June 1, 1996 to purchase 6,078 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 2,894 shares of Common Stock at $14.47 per share, Options granted June 1, 1998 to purchase 2,205 shares of Common Stock at $22.45 per share and Options granted June 1, 1999 to purchase 2,100 shares of Common Stock at $20.71 per share.

(9) Includes Options granted June 1, 1998 to purchase 2,205 shares of Common Stock at $22.45 per share, and Options granted June 1, 1999 to purchase 3,150 shares of Common Stock at $20.71 per share.

(10)Does not include 28,927 shares held of record by Mr.Armaly's wife, and 42,052 shares held of record by Mr.Anderson's wife. Messrs. Armaly and Anderson respectively disclaim beneficial ownership of all such shares. Inclusion of such shares would result in Mr.Armaly owning 204,319 shares or 5.00%, Mr.Anderson owning 131,917 shares or 3.23% and all directors and the executive officers owning as a group 868,708 shares or 21.28% of the total issued and outstanding shares of Common Stock.

(11)The number of shares underlying the stock options described in this table and the foregoing footnotes, and the exercise prices for such shares, give effect to the dilutive adjustments which were made with respect to such options as a result of the 5% stock dividends which were declared by the Company in each of December, 1996, December, 1997, December, 1998, and December, 1999.



Executive Compensation

     The following table sets forth as of December 31, 1999, all compensation paid during the Company's and Bank's latest fiscal year to the Company's and the Bank's chief executive officer and to those executive officers of the Company whose total annual compensation exceeded $100,000 in any of the last three completed fiscal years.


                        SUMMARY COMPENSATION TABLE
                                                          Long Term
                         Annual Compensation             Compensation
                        ---------------------           --------------
                                               Stock
Name and Principal                            Options      All Other
   Position(1)         Year  Salary  Bonuses Granted(2) Compensation(3)
--------------------   ---- -------- ------- ---------- ---------------
Joseph W. Armaly       1999 $275,000 $50,000    4,825       $4,745
Chairman and Chief     1998 $265,000 $40,000    4,410       $6,377
Executive Officer      1997 $250,000 $35,000    6,657       $5,807
of the Company and
the Bank

Jack J. Partagas       1999 $205,000 $45,000    4,825       $6,609
President and Chief    1998 $195,000 $35,000    4,410       $8,793
Operating Officer      1997 $180,000 $27,000    6,657       $8,070
of the Company and
the Bank

Barbara E. Reed        1999  $99,000 $12,000    2,100       $4,950
Senior Vice President  1998  $95,000 $10,000    2,205       $4,807
and Chief Financial    1997        -       -        -            -
Officer of the Company
and the Bank

________________

(1) All compensation or remuneration paid to employees is paid by the Bank. At the present time, there are no separate employees of the Company and there is no compensation paid by the Company.

(2) Gives effect to the dilutive adjustments which were made with respect to such options as a result of the 5% stock dividends which were declared by the Company in each of December, 1996, December, 1997, December, 1998 and December, 1999.

(3) The Bank has adopted a plan pursuant to the provisions of Section 401(k) of the Internal Revenue Code in which after one year of employment, all employees of the Bank are eligible to participate. The Bank, in its discretion, may match any amounts deferred by employees. The amount of contribution made by the Bank with respect to all employees was approximately, $134,000 in 1999, $132,000 in 1998, and $106,000 in 1997.



                                  TABLE OF
                      OPTION GRANT IN LAST FISCAL YEAR

                                                                 Potential
                                                            Realizable Value at
                Number of   % of Total                         Assumed Annual
	               Securities   Options     Exercise           Rates of Stock Price
                Underlying  Granted To     or                 Appreciation for
                 Options   Employees in   Base    Expiration     Option Term
Name             Granted    Fiscal Year  Price(1)  Date(2)        5%      10%
---------------- -------   ------------  -------- ----------   -------  --------

Joseph W. Armaly  4,825       15.6%       $20.71 June 1, 2009  $62,843  $159,256

Jack J. Partagas  4,825       15.6%       $20.71 June 1, 2009  $62,843  $159,256

Barbara E. Reed   2,100        6.8%       $20.71 June 1, 2009  $27,351  $ 69,313


(1) The number of shares underlying the stock options described in this table and the exercise prices for such shares are adjusted to give effect to the dilutive adjustments which were made with respect to such options as a result of the 5% stock dividend which was declared by the Company in December, 1999.

(2) The Company's form of option agreement provides for early termination in the event the option holder's employment is terminated, the option holder dies, or the option holder becomes permanently or totally disabled. The Options may not be exercised until at least one year from the date of grant, which was June 1, 1999.




                       FISCAL YEAR-END OPTION VALUES

                              Number of                 Value of
                             Securities                Unexercised
                             Underlying               In-the-Money
                             Unexercised               Options at
                              Options at                FY-END($)
                                FY-END

                             Exercisable/            Exercisable and
      Name                  Unexecisable(1)           Unexercisable
-------------------        ----------------          ---------------

Joseph W. Armaly             32,913/4,825                $246,244

Jack J. Partagas             38,113/4,825                $308,361

Barbara E. Reed              17,255/2,100                $122,624

_________________


(1) The number of shares underlying the stock options described in this table gives effect to the dilutive adjustments which were made with respect to such options as a result of the 5% stock dividends which were declared by the Company in each of December, 1997, December, 1998, and December, 1999.



Employment Agreements

    As of March 18, 1994, the Company and the Bank entered into employment agreements with Messrs. Armaly and Partagas, and Ms. Reed. These agreements are intended to assure the Company and the Bank of the continued services of key officers.

    With respect to Messrs. Armaly and Partagas, the agreements provide that each officer shall be employed by the Company and the Bank in his current position for a period of three (3) years. On March 31, 1995 the term was extended automatically for one additional year and on each subsequent March 31 the term is automatically extended for one additional year such that after each March 31 extension the term of the agreement is a full three years.
Compensation and benefits are to be determined by the Board of Directors of the Company, provided that the officer's participation in employee benefit plans and arrangements shall provide benefits at least equal to those provided to all other employees of the Company. In the event that the officer's employment is terminated (except for death, disability, or cause) or if the officer terminates his employment because of a reduction in position, responsibility, salary, or for any other good reason, as defined in the agreement, and including a change in control of the Company, the officer is entitled to severance benefits equal to three year's salary and cash incentive compensation plus the option to continue to receive fringe benefits for an additional three years or an additional sixty (60%) percent of annual salary and cash incentive compensation in lieu of fringe benefits. In the event the officer terminates his employment other than for good reason, as defined in the agreement, the officer is entitled to severance benefits equal to one year's salary and cash incentive compensation, plus an additional twenty (20%) percent in lieu of fringe benefits. Such severance benefits will be based upon the executive's then current salary and the aggregate cash incentive compensation last paid to or earned by the officer in the immediately preceding twelve months prior to termination. In the event that any of such payments constitute "parachute payments" under Section 280G of the Internal Revenue
Code and therefore are subject to the excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code, the agreements provide that the Company will pay an additional cash amount, as determined by a formula set forth in the agreements, sufficient to pay both the excise tax and any additional amounts which become due as the result of the payment of the excise tax, to put the officer in the same position as though no excise tax had been imposed.

    With respect to Ms. Reed, the agreement provides that she shall be employed by the Company and the Bank in her current position for a period of one year.
On December 14, 1997 the term was extended automatically for one additional year and on each subsequent December 14 the term is automatically extended for one additional year. Compensation and benefits are to be determined by the Board of Directors of the Company, provided that the officer's participation in employee benefit plans and arrangements shall provide benefits at least equal to those provided to all other employees of the Company. In the event that the officer's employment is terminated (except for death, disability, or cause) or if the officer terminates her employment because of a reduction in position, responsibility, salary, or for any other good reason, as defined in the agreement, Ms. Reed is entitled to severance benefits equal to her base salary and cash incentive compensation through and including the scheduled termination date of this agreement, as extended. If the agreement is terminated by Ms. Reed pursuant to a change in control of the Company, Ms. Reed is entitled to severance benefits equal to twelve times her then current monthly salary. In the event that Ms. Reed terminates her employment other than for good reason, as defined in the agreement, the officer is entitled to severance benefits equal to her base salary and cash incentive compensation through and including the date of termination Such severance benefits will be based upon Ms. Reed's then current salary and the aggregate cash incentive compensation last paid to or earned by the officer in the immediately preceding twelve months prior to termination.



Director Compensation

    Directors of the Company who are salaried employees of the Bank do not receive any additional compensation for serving as a director or committee member. Non-employee directors of the Bank receive a retainer of $1,000 per calendar quarter.

    In addition, each non-employee director in office in June, 1999 received 3,000 (as later adjusted for stock dividends declared in December, 1999) stock options in 1999 for serving on the Board, and each non-employee director who was a member of the Bank's Loan or Executive Committees in June, 1999 received 2,000 (as later adjusted for stock dividends declared in December, 1999) additional stock options in 1999.



Board Compensation Committee Report on Executive Compensation

1. Performance and Policies.



   The Compensation Committee of the Board of Directors of the Company oversees and administers the Company's executive compensation programs. All members of the Compensation Committee are outside directors who are not eligible to participate in any of the compensation programs that the Committee oversees. The Compensation Committee recommends and the Board of Directors determines, based on such recommendations, compensation for the Chairman. Compensation levels for the other executive officers of the Company are determined by the Compensation Committee, based on the recommendations of the Chairman.

   The Company's executive compensation program is designed to attract, retain, motivate, and appropriately reward individuals who are responsible for the Company's short- and long-term profitability, growth, and return to shareholders. It is also designed to align the interests of high level employees with those of the Shareholders. Compensation for Company executive officers consists of base compensation, annual cash incentive awards, and long-term incentive awards in the form of stock options. Executive officers also participate in a savings incentive plan and a medical plan available to employees generally.

   The determination of base compensation increases, annual cash incentive awards, and long-term incentive awards is based upon the performance of the Company and the contribution of each individual to that performance. Individual contribution is assessed based upon factors such as level of responsibility, job complexity, and the importance of the position in the structure of the Company and the Bank. Individual contribution is also judged more subjectively based upon the Compensation Committee's overall evaluation of the officer's professionalism and professional growth, judgment, business acumen and ability, and effort. The Compensation Committee also compares, on a random and subjective basis, the salaries of the executive officers with the salaries of executive officers of other bank holding companies of comparable size.
Finally the Compensation Committee considers whether compensation increases are fair and equitable based upon individual performance and a comparison with peers. Although the components of compensation (base compensation, annual cash incentive awards, and long-term incentive awards) are reviewed separately, compensation decisions are made based on a review of total compensation.



   (a) Base Compensation. Pay levels for each executive are set annually at the beginning of the fiscal year and are based primarily on the performance of the Company during the prior fiscal year. The Compensation Committee considers factors such as earnings per share, pre-tax earnings, net profits and return on equity. Secondarily, the Compensation Committee considers individual performance in light of each executive's job responsibilities. In determining the base salaries for 1999, the Compensation Committee specifically took into account the Company's performance during 1998. Specifically, net income increased 8% during 1998; return on average assets and equity were 1.16% and 11.14%, respectively, as compared to 1.20% and 11.54%, respectively, in 1997; credit performance remained excellent; diluted earnings per share increased from $1.14 in 1997, to $1.21 in 1998 and loan growth exceeded expectations with 23% growth in 1998.

   (b) Annual Cash Incentive Awards. Annual cash incentive awards to the Company's executive officers are granted at the discretion of the Compensation Committee and are determined at the end of the fiscal year.
   The determination of the amount of such awards is made by the Compensation Committee based upon the performance of the Company and on a subjective basis as indicated above. For purposes of determining the level of the annual cash incentive awards to be paid to senior executives for 1999, it was the Compensation Committee's view that the Company's 1999 results represented a strong performance. The Compensation Committee noted the following factors in support of its findings: net income increased 12% during 1999; return on average assets and equity were 1.20% and 12.35% in 1999, respectively, as compared to 1.16% and 11.14% in 1998; credit performance remained excellent; diluted earnings per common share increased from $1.14 in 1997 and $1.21 in 1998, to $1.37 in 1999; the senior executive officers were successful in implementing the loan growth strategy of the Bank, as average loans increased by 23% from 1998 to 1999; average total deposits increased 9% from 1998 to 1999; and cash dividends declared during 1999 increased 28% over 1998.

   (c) Stock Option Awards. The Compensation Committee also uses stock options to reward management and to link them to the long-term results and stockholder interests of the Company. Option grants are usually determined in the Spring of each fiscal year. The levels of option grants are
   determined at the discretion of the	Compensation Committee on a subjective
   basis. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year. In determining the levels of option grants for 1999, the Compensation Committee considered the performance of the Company for fiscal 1998, the performance of the Company for the beginning of 1999, and efforts and initiatives by the executive officers to implement and support the strategic objectives of the Bank.

2. CEO Compensation.

   Joseph Armaly is eligible to participate in the same executive compensation program available to the other executive officers within the Company. His 1999 base salary was set at $275,000, as compared to $265,000 in 1998. Mr.Armaly's base salary was based primarily on the Company's performance during 1998; specifically, net income increased 8% during 1998; return on average assets and equity were 1.16% and 11.14% respectively, as compared to 1.20% and 11.54%, respectively, in 1997; credit performance remained excellent; diluted earnings per share increased from $1.14 in 1997 to $1.21 in 1998, and loan growth exceeded expectations with 23% growth in 1998.



   The stock option grants made to Mr.Armaly in 1999 were based on the analysis discussed above for fiscal year 1998, together with performance of the Company for the first half of 1999. In addition, the Compensation Committee considered certain initiatives undertaken in 1999, including an effort made by the Bank to increase loans, while maintaining the Bank's stringent underwriting policy. In June 1999, Mr.Armaly was awarded ten-year options covering 4,595 shares, which were adjusted to 4,825 shares as a result of the 5% stock dividend declared by the Company in December 1999. The terms and conditions of this grant were consistent with the grants to all other executive officers.

   In December, 1999, Mr.Armaly received an annual cash incentive award of $50,000. This annual cash incentive award was based upon the Company's performance during the 1999 fiscal year and the individual performance of the executive. In determining this award, the Compensation Committee considered the increase in the Company's earnings during 1999. Specifically, the Compensation Committee considered the following factors: net income increased 12% during 1999; return on average assets and equity for 1999 were 1.20% and 12.35%, as compared to 1.16% and 11.14% in 1998; diluted earnings per common share increased from $1.14 in 1997 and $1.21 in 1998 to $1.37 in 1999; the Bank was successful in implementing its loan growth strategy, as average loans increased by 23% from 1998 to 1999; average total deposits increased 9% from 1998 to 1999; and cash dividends declared during 1999 increased 28% over 1998.


      CROMWELL A. ANDERSON, CHAIRMAN            JULIUS J. SHEPARD
      SHERMAN SIMON                             MARTIN YELEN




                           PERFORMANCE TABLE

     The following table compares comulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Indes for NASDAQ Bank Stocks (SIC codes 602 and 671). These indices are included for comparative purposes only, and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved and are not intended to forecast or be indicative of possible future performance of the Common Stock. The table assumes that the value of an investment in the Common Stock and in each index was $100 on December 31, 1995, and that all dividends were invested.


                Comparison of Five-Year Cumulative Return
                Commercial Bankshares, Inc., Common Stock


                                 12/31/99 12/31/98 12/31/97 12/31/96 12/31/95
                                 -------- -------- -------- -------- --------
Commercial Bankshares, Inc.         245      241      217      118      100
NASDAQ Stock Market Bank Stocks     210      218      220      131      100
NASDAQ Stock Marke Index            384      212      151      123      100
    (U.S. Companies)




Plan Benefits

     The table below indicates options granted to date under the Outside Director Plan and the Performance Plan.


	                                            Number of
Name and Position	                        Options Granted
-----------------                         ---------------
Executive Officer Group                       100,031
Non-Executive Director Group                  141,088
Non-Executive Officer Employee Group          110,767
                                              -------
     Total                                    351,886
                                              =======

Executive Officers
------------------

Joseph W. Armaly                               37,738
   Chairman and CEO
Jack J. Partagas                               42,938
   President and COO
Barbara E. Reed                                19,355
   Senior Vice President and CFO


Nominees for Director
---------------------

Joseph W. Armaly                               37,738
Jack J. Partagas                               42,938
Cromwell A. Anderson                           28,880
Richard J. Bischoff                             5,250
Robert Namoff                                  28,880
Julius J. Shepard                              14,963
Sherman Simon                                  28,880
Michael W. Sontag                               5,355
Martin Yelen                                   28,880




                            OTHER BUSINESS

    The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring before the meeting any matter other than the proposals described herein. However, if any other business should come before the meeting or any adjournments thereof, the persons named in the accompanying proxy will have discretionary authority to vote all proxies.





                         SHAREHOLDER PROPOSALS

    Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders must be received at the Company's principal executive offices on or before November 24, 2000. Such shareholder proposals may be mailed to Barbara E. Reed, Senior Vice President and Chief Financial Officer, Commercial Bankshares, Inc., 1550 Southwest 57th Avenue, Miami, Florida 33144.





               NOTICE OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP, Certified Public Accountants, to audit the accounts of the Company and the Bank for the fiscal year ending December 31, 2000, and to perform such other services as may be required of them. Representatives of PricewaterhouseCoopers LLP will be present at the 2000 Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions raised at the meeting.

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, is being provided to each shareholder simultaneously with delivery of this proxy statement. Additional copies of the Annual Report to Shareholders or copies of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, may be obtained by writing Ms. Barbara E. Reed, Commercial Bankshares, Inc., 1550 Southwest 57th Avenue, Miami, Florida 33144.